UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 9, 2023

Ondas Holdings Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-39761	47-2615102
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

411 Waverley Oaks Road, Suite 114, Waltham, MA 02452

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (888) 350-9994

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock par value $0.0001	ONDS	The Nasdaq Stock Market LLC, Tel Aviv Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of President

On February 9, 2023, the Board of Directors of Ondas Holdings Inc. (the “Company”) appointed Reese Mozer President of the Company, effective February 14, 2023. Mr. Mozer will continue to serve as chief executive officer of American Robotics, Inc. (“American Robotics”). Mr. Mozer assumed this role from the Company's Chief Financial Officer, Treasurer and Secretary Derek Reisfield. Mr. Reisfield will continue to serve as Chief Financial Officer, Treasurer and Secretary of the Company.

Reese Mozer, 31, was appointed President of the Company effective February 14, 2023 and is the CEO and Co-Founder of American Robotics since 2015, the developer of FAA-approved fully-automated drone systems that provide ultra-high resolution aerial data to enterprise customers. Prior to founding American Robotics, Mr. Mozer worked for the Association for Unmanned Vehicle Systems International (AUVSI) from 2010 to 2014 researching the uses, markets, and technology gaps for drones in the commercial sector, as well as Palm Ventures from 2010 to 2011, a private equity firm analyzing and evaluating both early stage and growth capital businesses. Mr. Mozer is a member of several industry standards bodies and associations, including the Board of the Commercial Drone Alliance (CDA), FAA Center of Excellence for UAS Research (ASSURE), the Association for Unmanned Vehicle Systems International (AUVSI), and the Massachusetts Technology Leadership Council (MassTLC). There are no related party transactions between the Company and Mr. Mozer which would require disclosure under Item 404 of Regulation S-K.

Employment Agreement with President

On August 5, 2021, the Company entered into an employment agreement with Mr. Mozer to serve as Chief Executive Officer of American Robotics, effective August 5, 2021 (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Mozer will be paid an annual salary of $200,000 and will be eligible to participate in the benefits plan established for American Robotics employees. Effective April 1, 2022, Mr. Mozer’s salary was amended to $220,000.

Pursuant to the Employment Agreement, Mr. Mozer will be an at will employee of American Robotics. If (i) Mr. Mozer is terminated by the Company without Cause (as defined in the Employment Agreement), (ii) Mr. Mozer terminates his employment due to Constructive Termination (as defined in the Employment Agreement), or (iii) Mr. Mozer’s employment terminates as a result of his disability, the Company will provide Mr. Mozer the following compensation: (a) benefits accrued and vested through the date of termination pursuant to the Company’s plan benefits, (b) continued base salary and plan benefits on a monthly basis for a period of twelve (12) months following the date of termination, and (c) the outstanding restricted stock units will continue to vest in accordance with their terms as though Mr. Mozer had not terminated his employment. The payment of the severance payments described above are conditioned on Mr. Mozer’s continued compliance with the terms of the Employment Agreement and Mr. Mozer executing, delivering to the American Robotics and not revoking a general release and non-disparagement agreement. The Employment Agreement contains standard non-compete and non-solicitation provisions.

The foregoing summary of the terms of the Employment Agreement with Mr. Mozer does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement, a copy of which is included as Exhibit 10.1 to this report, and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1+	Employment Agreement, dated August 5, 2021, between Ondas Holdings Inc. and Reese Mozer.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

+	Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 14, 2023	ONDAS HOLDINGS INC.

	By:	/s/ Eric A. Brock
Eric A. Brock
Chief Executive Officer

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